Exhibit 10.2

M E M O R A N D U M

TO:	LTIP Participant

FROM:	Compensation Committee

DATE:	March __, 2015

RE:	Long Term Incentive Plan

You have been selected to participate in the LKQ Corporation Long Term Incentive Plan (“LTIP”) for the 2015 to 2017 Performance Period. The potential payout under your award is subject to all of the terms and conditions set forth in this memorandum and in the LTIP (a copy of which is attached to this memorandum). In the event of any inconsistency between the terms and conditions of the LTIP and this memorandum, the terms and conditions of the LTIP shall control.

Performance Period:		January 1, 2015 to December 31, 2015

Awards Components:		See the attached Award Component Matrix

Each of diluted earnings per share, revenue and return on
equity shall be increased to the extent that it was reduced in accordance with GAAP by objectively determinable
amounts (in a manner consistent with Section 162(m) of the
Internal Revenue Code), in each case due to:

	1.	A change in accounting policy or GAAP;
	2.	Dispositions of assets or businesses;
	3.	Asset impairments;
	4.	Amounts incurred in connection with any financing;
	5.	Losses on interest rate swaps resulting from mark to
market adjustments or discontinuing hedges;
	6.	Board approved restructuring, acquisition or similar
charges including but not limited to charges in
conjunction with or in anticipation of an acquisition;
	7.	Losses related to environmental, legal, product liability
or other contingencies;
	8.	Changes in tax laws;

9.	A Board approved divestiture of a material business (i.e.
the performance goals will be adjusted to account for the
divestiture, including, if appropriate, the pro-rata effect
of targeted improvements);
10.	Changes in contingent consideration liabilities;
11.	Losses from discontinued operations; and
12.	Other extraordinary, unusual or infrequently occurring
items as specifically disclosed in the Company's
financial statements or other filings under the Securities
Exchange Act of 1934.

In addition, the Compensation Committee shall adjust the
Award Components or other features of the award (a) that
relate to the value or number of the shares of common
stock of the Company to reflect any stock dividend, stock
split, recapitalization, combination or exchange of shares,
or other similar changes in such stock, and (b) to account
for changes in the value of foreign currencies of countries
in which we operate versus the U.S. dollar (using the 2014
average respective exchange rates of CAD0.9057,
EUR1.3285 and GBP1.6476).

Notwithstanding the foregoing, the Compensation
Committee, in its sole discretion, may reduce the actual
award payable to you below that which otherwise would be
payable pursuant to the Award Component or may
eliminate the actual award.